NEWS RELEASE
For Immediate Release
Contact: Alison Ziegler, Darrow Associates (201) 220-2678
aziegler@darrowir.com

Aqua Metals Announces First Quarter 2019 Results
Reschedules First Quarter 2019 Conference Call for Tuesday, May 14

Recent Highlights:

•	Phase One capital upgrades to recycle and reuse electrolyte materially completed, improving margins as the condition precedent to commence continuous operation of modules one through four

•	Achieved 24x7 plant operations including running up to four modules

•	Weekly production records have been achieved in April as the scaling process continues

•	A third kettle was commissioned to allow the processing of hard metallic lead from batteries, resulting in a significant improvement in lead unit recovery and contribution margin

•	Increased battery feedstock lead unit recovery from 50% to approximately 70% YTD

•	Equipment for Phase Two of the capital program has been piloted and the entire system has been ordered to further boost electrolyte recovery, increase yield and add contribution margin later in 2019

•
Equipment Supply Agreement discussions commenced with Clarios (formerly Johnson Controls Battery Group acquired by Brookfield Business Partners, LP), including progress on the Joint Development Agreement and an initial visit to a nominated recycling facility

•	Early payoff of the $6.7 million Interstate Battery convertible note in January

•	Received loan covenants waiver from Green Bank to allow the pursuit of up to $5 million in capital and operating leases

•
Executed contract with Veolia North America Regeneration Services LLC (“Veolia”) to provide operations, maintenance and management (“OMM”) services at Aqua Metals’ AquaRefining facility and as Aqua Metals’ OMM partner for licensing; Veolia team started onsite on March 4th

MCCARRAN, NV., May 9, 2019 (GLOBE NEWSWIRE) -- Aqua Metals, Inc. (NASDAQ: AQMS) (“Aqua Metals” or the “Company”), which is reinventing lead recycling with its AquaRefining™ technology, today announced financial and operational results for its first quarter ended March 31, 2019.
“I am very pleased with our operational progress, including safely completing installation of our Phase One capital program and achieving 24x7 production, utilizing our initial four modules,” stated Steve Cotton, President and Chief Executive Officer. “During the first quarter we installed a new filter press and a new centrifuge to provide continuous production of concentrate to the AquaRefining modules at improved costs. While we ran one or two modules 24-hours a day, four days a week during the first quarter to allow safe times for some of the key work to be completed for our contribution margin improvement projects, we began to scale production on April 15th and are now achieving weekly production records.”
First Quarter 2019 Financial Results
During the quarter ended March 31, 2019, the Company recognized revenue of $0.4 million compared to $1.7 million in the first quarter of 2018. As planned and previously disclosed, the Company slowed production during the quarter to reduce cash burn and safely focus on the implementation of plant improvements and enhancement of process efficiencies as it completed Phase One of its capital program prior to ramping operations.
Included in general and administrative expenses for the first quarter of 2019 were several non-cash expense items including $1.0 million of expense related to the Veolia agreement for operations, maintenance and management services, and $0.9 million in non-cash stock-based compensation. The Company also incurred $0.2 million for professional service fees associated with the sublease of the Alameda facility. These items resulted in general and administrative expenses in the first quarter of 2019 of $4.0 million compared to $1.8 million in the first quarter of 2018.
The increase in interest expense for the quarter was driven by a one-time $2.6 million non-cash amortization expense resulting from the recent payoff of the convertible note held by a subsidiary of Interstate Battery System International, Inc., which provided the benefit of approximately $0.3 million in interest savings. The non-cash amortization resulted in interest expense in the first quarter of 2019 increasing to $2.9 million compared to $0.6 million in the year ago period. Interest expense without the one-time item was approximately $0.3 million for the first quarter of 2019.
For the quarter ended March 31, 2019, the Company had an operating loss of $8.9 million compared to an operating loss of $7.0 million for the first quarter of 2018. The net loss for the first quarter of 2019 was $11.7 million, or ($0.27) per diluted share, compared to a net loss of $7.5 million, or ($0.27) per diluted share, in the first quarter of 2018. The net loss for the first quarter of 2019 was negatively impacted by non-cash items. These non-cash items include a one-time $2.6 million amortization expense recorded in conjunction with the payoff of the Interstate Battery convertible note, $1.1 million in stock-based compensation and $1.0 million of expense related to the Veolia agreement. Weighted average shares outstanding for the quarter was 43.5 million.

As of March 31, 2019, the Company had $15.3 million in cash and cash equivalents. As previously announced, in January 2019, the Company received approximately $9.1 million of net proceeds from a public offering of common shares of which $6.7 million was used to pay all amounts owed for the convertible note held by a subsidiary of Interstate Battery System International, Inc. The Company also recently announced that it has reached an agreement with its primary lender, Green Bank, the primary lender in the USDA-backed loan, to waive certain covenants and allow the Company to enter into capital and/or operating leases in the total amount of up to $5.0 million.
Outlook for 2019
As the Company continues to scale concentrate production, we expect to continue to roll out modules into operation, positioning us to set regular production records moving forward. The Company has begun the roll out process for modules five through eight, which would enable the achievement of up to 50% of total plant capacity. As modules are brought online, plant operations will need to be further synchronized to meet AquaRefining needs. The Company remains on track to achieve its target of 16 modules in operation by the end of 2019.
“While we have put in place the equipment and processes to scale production, electrolyte recovery remains critical to enhancing our contribution margin and allowing us to scale further. With Phase One complete, we are now conserving up to 75% of our target for electrolyte recovery. We have completed a pilot for Phase Two, which we believe will increase electrolyte recovery to 100% of our target and increase yield of the material processed through the AquaRefinery. Phase Two equipment is anticipated to be delivered during the summer and installed in the third quarter, driving further improvements to contribution margin,” added Cotton.
The Company is also focused on increasing the percentage of lead metal recovered from battery feedstock and converted into high value AquaRefined and lead bullion ingot form right at the AquaRefinery. In particular, there are opportunities to further process the hard metallic lead, which could bring today’s approximately 70% conversion to 80% or more by year end, and which could generate considerable additional plant-wide gross margin for our AquaRefinery.
Johnson Controls Battery Group Update
In May 2019, the assets and operations of Johnson Controls Battery Group, Inc., including our agreements and collaboration with Johnson Controls, were sold to Clarios, a newly-organized battery and power solutions company formed by Brookfield Business Partners LP. In April, Aqua Metals met with Clarios at the nominated First Facility to commence discussions of the Equipment Supply Agreement and Development Program for Aqua Metals to supply AquaRefining equipment, know-how, licensing and ongoing support services for that particular location or another alternate first location. The parties identified specific performance metrics for the existing AquaRefinery located in McCarran Nevada as conditions precedent to shipping equipment. These are inclusive of AquaRefining module performance and uptime, electrolyte usage, feed rates of AquaRefined material and emissions.
Cotton concluded, “We believe we are on track to achieve the target performance metrics during 2019 as we complete Phase Two of our capital program and continue to ramp to our target 16 modules. There is still plenty of work to do, but together with our operations partner Veolia, we remain laser-focused on achieving operational excellence to meet our economic goals, supplying growing quantities of ultra-pure lead directly to battery manufacturing facilities and executing on our capital-light strategy by pursuing strategic relationships including licensing or co-processing relationships to expand AquaRefining on a global stage.”
Rescheduled Conference Call and Webcast
Aqua Metals will hold a conference call on Tuesday, May 14, 2019 at 1:30 p.m. PDT (4:30 p.m. EDT) to discuss these results and corporate developments. Interested parties are invited to listen to the call live over the Internet at https://ir.aquametals.com/ir-calendar. The live call is also available by dialing (855) 327-6837 or for international callers (631) 891-4304. A replay of the teleconference will be available on https://ir.aquametals.com/ir-calendar. A replay will also be available until June 14, 2019 by dialing (844) 512-2921 or (412) 317-6671 and using pin number 10006867.
About Aqua Metals
Aqua Metals, Inc. (NASDAQ:AQMS) is reinventing lead recycling with its patented AquaRefining™ technology. Unlike smelting, AquaRefining is a room temperature, water-based process that emits less pollution. The modular systems are intended to allow the Company to vastly reduce environmental impact and scale lead acid recycling production capacity by licensing the AquaRefining technology to partners. This could help to meet growing demand for lead to power new applications including stop/start automobile batteries which complement the vehicle’s main battery, lead acid batteries which are in electric vehicles, Internet data centers, alternative energy applications including solar, wind, and grid scale storage. Aqua Metals is based in McCarran, NV, and has built its first recycling facility in Nevada’s Tahoe Reno Industrial Complex. To learn more, please visit www.aquametals.com.
Safe Harbor
This press release contains forward-looking statements concerning Aqua Metals, Inc. Forward-looking statements include, but are not limited to our plans, objectives, expectations and intentions and other statements that contain words such as “expects,” “contemplates,” “anticipates,” “plans,” “intends,” “believes” and variations of such words or similar expressions that predict or indicate future events or trends, or that do not relate to historical matters. The forward looking statements in this release include expectations for the Company’s relationships with Clarios and Veolia, the strength and efficacy of Aqua Metals’ portfolio of patent applications and issued patents, the lead acid battery recycling industry, the future of lead acid battery recycling via traditional smelters, the Company’s development of its commercial lead acid battery recycling facilities and the quality and efficiency of the Company’s proposed lead acid battery recycling operations. Those forward-looking statements involve known and unknown risks, uncertainties and other factors that could cause actual results to differ materially. Among those factors are: (1) the risk that the Company may not be able to produce and market AquaRefined lead on a commercial basis or, if the Company achieves commercial operations, that such operations will be profitable; (2) the fact that the Company only recently commenced production of AquaRefined lead and has not generated any significant revenue from the sale of AquaRefined lead to date, thus subjecting the Company to all of the risks inherent in an early-stage company; (3) the risk that the Company may not be able to realize the expected benefits of its relationships with Clarios and Veolia, (4) the risk no further patents will be issued on the Company’s patent applications or any other application that it may file in the future and that those patents issued to date and any patents issued in the future will be sufficiently broad to adequately protect the Company’s technology; (5) the risk that the Company’s initial patents and any other patents that may be issued to it may be challenged, invalidated, or circumvented, (6) risks related to Aqua Metals’ ability to raise sufficient capital, as and when needed, to develop and operate its recycling facilities and fund continuing losses from operations as the Company endeavors to achieve profitability; (7) changes in the federal, state and foreign laws regulating the recycling of lead acid batteries; (8) the Company’s ability to protect its proprietary technology, trade secrets and know-how and (9) those other risks disclosed in the section “Risk Factors” included in the Company’s Quarterly Report on Form 10-Q filed on May 9, 2019 and subsequent SEC filings. Aqua Metals cautions readers not to place undue reliance on any forward-looking statements. The Company does not undertake, and specifically disclaims any obligation, to update or revise such statements to reflect new circumstances or unanticipated events as they occur, except as required by law.

AQUA METALS, INC.
Condensed Consolidated Balance Sheets
(in thousands, except share and per share amounts)

	March 31, 2019	December 31, 2018
	(unaudited)
ASSETS
Current assets
Cash and cash equivalents	$15,336	$20,892
Accounts receivable	426	725
Inventory	1,216	765
Prepaid expenses and other current assets	1,157	370
Total current assets	18,135	22,752

Non-current assets
Property and equipment, net	46,589	45,548
Intellectual property, net	1,133	1,271
Other assets	3,332	1,800
Total non-current assets	51,054	48,619

Total assets	$69,189	$71,371

LIABILITIES AND STOCKHOLDERS’ EQUITY

Current liabilities
Accounts payable	$3,035	$2,088
Accrued expenses	4,449	5,196
Lease liability, current portion	505	121
Deferred rent, current portion	—	8
Notes payable, current portion	274	311
Convertible note payable, current portion	—	4,075
Total current liabilities	8,263	11,799

Deferred rent, non-current portion	—	27
Lease liability, non-current portion	1,282	110
Asset retirement obligation	756	745
Notes payable, non-current portion	8,610	8,600
Total liabilities	18,911	21,281

Commitments and contingencies

Stockholders’ equity
Common stock; $0.001 par value; 50,000,000 shares authorized; 44,727,697 and 38,932,437 shares issued and outstanding as of March 31, 2019 and December 31, 2018, respectively	45	39
Additional paid-in capital	157,037	145,147
Accumulated deficit	(106,804)	(95,096)
Total stockholders’ equity	50,278	50,090

Total liabilities and stockholders’ equity	$69,189	$71,371

AQUA METALS, INC.
Condensed Consolidated Statements of Operations
(in thousands, except share and per share amounts)
(Unaudited)

	Three Months Ended March 31,
	2019	2018

Product sales	$437	$1,726

Operating cost and expense
Cost of product sales	4,681	5,436
Research and development cost	620	1,475
General and administrative expense	4,016	1,775
Total operating expense	9,317	8,686

Loss from operations	(8,880)	(6,960)

Other income and expense
Interest expense	(2,889)	(587)
Interest and other income	63	17

Total other expense, net	(2,826)	(570)

Loss before income tax expense	(11,706)	(7,530)

Income tax expense	(2)	(2)

Net loss	$(11,708)	$(7,532)

Weighted average shares outstanding, basic and diluted	43,514,225	27,768,008

Basic and diluted net loss per share	$(0.27)	$(0.27)